Exhibit 99.1

NEWS

Sequans Board of Directors Recommends that Shareholders

Accept Renesas Tender Offer and Tender Shares

PARIS—August 16, 2023—Sequans Communications S.A. (NYSE: SQNS, “Sequans”), a leader in 5G/4G cellular IoT chips and modules, today announced that its Board of Directors determined that the proposed offer from Renesas Electronics Corporation (TSE: 6723, “Renesas”), as described in the memorandum of understanding (the “MoU”) between Sequans and Renesas previously announced on August 7, 2023, is consistent with and will further the business objectives and goals of Sequans and is in the best interests of the Company, its employees, and its shareholders. The Sequans Board recommends that the holders of outstanding ordinary shares, including American Depositary Shares (“ADSs”) of Sequans (each ADS representing four ordinary shares), accept Renesas’ offer and tender their outstanding ordinary shares and ADSs to Renesas in such offer. The Board’s recommendation follows the conclusion of the consultation procedure of the works council of Sequans on August 10, 2023.

Renesas has informed Sequans that it intends to commence a tender offer during September 2023 to acquire all of the outstanding ordinary shares and ADSs of Sequans for $3.03 in cash per ADS and $0.7575 per ordinary share. Accordingly, Sequans anticipates concurrently making its required Schedule 14D-9 filing with the U.S Securities and Exchange Commission, which will include the recommendation from the Sequans’ Board of Directors in support of the tender offer. The closing of Renesas’ tender offer will be subject to the valid tender pursuant to the tender offer of ordinary shares and ADSs of Sequans representing at least 90% of the outstanding share capital of Sequans on a fully diluted basis, including Sequans shares owned by Renesas, confirmation of tax treatment from relevant authorities, receipt of required regulatory approvals and other customary closing conditions.

Important Additional Information and Where to Find It

In connection the proposed acquisition of Sequans Communications S.A. (“Sequans”) by Renesas Electronics Corporation, a Japanese corporation (“Parent” or “Renesas”), Parent will commence, or will cause to be commenced, a tender offer for all of the outstanding ordinary shares, American Depositary Shares of Sequans. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Sequans. It is also not a substitute for the tender offer materials that Parent or Renesas Electronics Europe GmbH, a wholly owned subsidiary of Parent (“Purchaser”) will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Purchaser will file tender offer materials on Schedule TO with the SEC, and Sequans will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY SEQUANS’ SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Sequans’ investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Sequans’ investors and security holders by contacting Sequans at ir@sequans.com, or by visiting Sequans’ website (www.sequans.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Sequans with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. SEQUANS’ INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR SEQUANS WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND SEQUANS.

Sequans Board of Directors Recommends that Shareholders

Accept Renesas Tender Offer and Tender Shares

Forward Looking Statements

This press release contains forward-looking statements regarding future events. All statements other than present and historical facts and conditions contained in this release, including any statements regarding the proposed tender offer and acquisition by Renesas, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We undertake no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this press release. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not rely on or place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements. In addition to the risk factors contained in our Form 20-F for the fiscal year ended December 31, 2022, some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: (i) the potential failure to satisfy conditions to the completion of the proposed Renesas transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, (ii) the failure to obtain necessary regulatory or other approvals, (iii) the outcome of legal proceedings that may be instituted against Sequans and/or others relating to the transaction, (iv) the possibility that competing offers will be made, (v) risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur, and (vi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission.

About Sequans Communications

Sequans Communications S.A. (NYSE: SQNS) is a leading developer and provider of 5G and 4G chips and modules for IoT devices. For 5G/4G massive IoT applications, Sequans provides a comprehensive product portfolio based on its flagship Monarch LTE-M/NB-IoT and Calliope Cat 1 chip platforms, featuring industry-leading low power consumption, a large set of integrated functionalities, and global deployment capability. For 5G/4G broadband and critical IoT applications, Sequans offers a product portfolio based on its Cassiopeia 4G Cat 4/Cat 6 and planned high-end Taurus 5G chip platforms, optimized for low-cost residential, enterprise, and industrial applications. Founded in 2003, Sequans is based in Paris, France with additional offices in the United States, United Kingdom, Israel, Hong Kong, Singapore, Finland, Taiwan, South Korea, and China.

Visit Sequans online at www.sequans.com; www.facebook.com/sequans; www.twitter.com/sequans

Media Relations: Kimberly Tassin, +1.425.736.0569, Kimberly@sequans.com

Investor Relations: Kimberly Rogers, +1 385.831-7337, krogers@sequans.com